Filed Pursuant to Rule 433
Registration File No. 333-240108
July 25, 2022

KINDER MORGAN, INC.
Pricing Term Sheet

$750,000,000 4.800% Senior Notes due 2033

$750,000,000 5.450% Senior Notes due 2052

Issuer:	Kinder Morgan, Inc.
Ratings: (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB
Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	July 25, 2022
Settlement Date (T+7):	August 3, 2022
	4.800% Senior Notes due 2033	5.450% Senior Notes due 2052
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2023	February 1 and August 1, commencing February 1, 2023
Record Dates:	January 15 and July 15	January 15 and July 15
Maturity Date:	February 1, 2033	August 1, 2052
Principal Amount:	$750,000,000	$750,000,000
Benchmark Treasury:	2.875% due May 15, 2032	2.250% due February 15, 2052
Benchmark Treasury Price / Yield:	100-18+ / 2.807%	84-02 / 3.075%
Spread to Benchmark Treasury:	+200 bps	+240 bps
Yield to Maturity:	4.807%	5.475%
Interest Rate:	4.800%	5.450%
Price to the Public:	99.943% of the aggregate principal amount	99.634% of the aggregate principal amount
Optional Redemption:

Prior to November 1, 2032 (three months prior to the maturity date of the notes due 2033), in the case of the notes due 2033, and February 1, 2052 (six months prior to the maturity date of the notes due 2052), in the case of the notes due 2052 (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem each series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, in the case of the notes due 2033, and plus 40 basis points, in the case of the notes due 2052, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	49456B AV3 / US49456BAV36	49456B AW1 / US49456BAW19
Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

CIBC World Markets Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Co-Managers:	Intesa Sanpaolo S.p.A. Regions Securities LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, MUFG Securities Americas Inc. at 1-877-649-6848 or RBC Capital Markets, LLC at 1-866-375-6829.